Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2025 FIRST QUARTER FINANCIAL RESULTS AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (April 25, 2025) – Eagle Financial Services, Inc. (NASDAQ: EFSI) (the "Company"), the holding company for Bank of Clarke, whose divisions include Bank of Clarke Wealth Management, announced its first quarter 2025 results. On April 23, 2025, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on May 16, 2025, to shareholders of record on May 5, 2025. The following table presents selected financial performance highlights for the periods indicated:

	Three Months Ended
	March 31,		December 31,		March 31,
	2025		2024		2024
	(in thousands)
		As adjusted (1)		As adjusted (1)
Consolidated net income (loss)	$(6,974)	$2,842	$6,186	$3,125	$2,548

Consolidated noninterest income (loss)	$(8,554)	$3,871	$8,521	$4,647	$3,480

Earnings (loss) per share - basic and diluted	$(1.53)	$0.62	$1.74	$0.88	$0.72

Annualized return on average equity	(20.75)%	8.46%	21.10%	10.66%	9.53%

Annualized return on average assets	(1.48)%	0.59%	1.32%	0.67%	0.58%

Net interest margin	2.98%	2.98%	3.03%	3.03%	3.00%

(1) Non-GAAP financial measure - Excluding the tax effected impact of the loss on sale of securities for the three months ended March 31, 2025 and the gain on sale of the Old Town Center ("OTC") building as a result of the executed sale-leaseback transaction for the three months ended December 31, 2024. See the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for a reconciliation of these measures to comparable measures calculated in accordance with GAAP.

On February 13, 2025, the Company completed an underwritten public offering of 1,796,875 shares of its common stock at a public offering price of $32.00 per share. The net proceeds from the offering were $53.5 million. The Company also executed balance sheet repositioning transactions to support continued organic growth and capital generation. The Company sold available for sale debt securities with an amortized cost balance of $99.2 million (fair value of $86.8 million) and a weighted average yield of 1.72% and reinvested $66.0 million into purchases of available for sale debt securities with a weighted average yield of 4.72%. The sale of debt securities resulted in a net pre-tax realized loss of $12.4 million (after-tax of $9.8 million) that was recognized in the first quarter of 2025.

Additional key highlights for the first quarter of 2025 are as follows:

•
Core deposit growth of $42.2 million or 3.3% during the quarter.
•
FHLB borrowings decreased by $55.0 million during the quarter to $65.0 million.
•
Wealth Management fee income increased by $301 thousand or 21.8% during the quarter to $1.7 million.
•
Sales of $33.7 million and $2.0 million in mortgage and SBA loans, respectively, with a gain on sale of $429 thousand recognized during the quarter.

Brandon Lorey, President and CEO, stated, "The first quarter of 2025 has been a period of transformation for Eagle Financial Services and the Bank of Clarke. With the completion of an over-subscribed capital raise, an uplist to the NASDAQ stock exchange, and a successful repositioning of our securities portfolio, the organization is now optimally positioned to deliver significantly improved shareholder value in the coming quarters and years. We continued to experience strong low-cost core deposit growth of $42.2 million in the quarter, allowing further reduction in borrowings and strengthening our loan-to-deposit ratio. I am also thrilled to report that the Board has selected Mrs. Cary Nelson as its new Chair. Mrs. Nelson will be superseding Mr. Tom Gilpin, who announced his retirement from the Board in December of last year. Mrs. Nelson has served on the Board since 2018 and will officially begin her role as Chair after the Company’s annual meeting in May 2025. I would like to extend my gratitude to the entire team at EFSI and the Bank for their continued commitment to our shareholders, communities, and customers."

Income Statement Review

Total net income (loss) for the quarters ended March 31, 2025 and December 31, 2024 was ($7.0 million) and $6.2 million, respectively. Total net (loss) for the quarter ended March 31, 2025 included a loss on sale of securities of $12.4 million related to an executed balance sheet repositioning. Total net income for the quarter ended December 31, 2024 included a gain on the sale of the OTC building as a part of a sale leaseback transaction. Net income, as adjusted to excluded the one-time effects of these significant transactions, for the quarter ended March 31, 2025 was $2.8 million reflecting a decrease of 9.0% from the quarter ended December 31, 2024 and an increase of 11.5% from the quarter ended March 31, 2024. Net income, as adjusted, was $3.1 million for the three-month period ended December 31, 2024 and $2.5 million for the quarter ended March 31, 2024. This is a non-GAAP financial measure. Please refer to the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for additional information. table for additional information. The decrease from the quarter ended December 31, 2024 was due to an increased provision for credit losses and lower noninterest income, partially offset by a decrease in salaries and employee benefits expense during the quarter ended March 31, 2025. The increase from the quarter ended March 31, 2024 was due largely to an increase in net interest income and partially offset by the increased provision for credit losses during the quarter ended March 31, 2025. These changes are discussed below in greater detail.

Total loan interest income was $20.0 million and $21.1 million for the quarters ended March 31, 2025 and December 31, 2024 respectively. Total loan interest income was $20.0 million for the quarter ended March 31, 2024. Total loan interest income decreased $1.1 million or 5.6% from the quarter ended December 31, 2024 to the quarter ended March 31, 2025. The decrease in loan interest income for the first quarter of 2025 compared to the fourth quarter of 2024 is due to the decreases in lower average loan balance and loan yield along with a higher volume of mortgage loans sales and several loan relationships being placed on nonaccrual status. Average loans decreased from $1.48 billion for the quarter ended December 31, 2024 to $1.46 billion for the quarter ended March 31, 2025. The tax equivalent yield on average loans for the quarter ended March 31, 2025 was 5.57%, a decrease of 13 basis points from the 5.70% average yield for the quarter ended December 31, 2024. Early during the first quarter, ahead of its public offering, the Company sold an additional pool of mortgage loans at par in order to bolster on-balance sheet liquidity. This pool had a total balance of $18.8 million with a weighted average yield of 6.58%. In addition, $202 thousand in accrued interest income was reversed when one loan relationship totaling $12.5 million with a weighted average yield of 8.73% was placed in nonaccrual status.

Interest and dividend income from the investment portfolio was $848 thousand for the quarter ended March 31, 2025 compared to $879 thousand for the quarter ended December 31, 2024. Interest and dividend income from the investment portfolio was $919 thousand for the quarter ended March 31, 2024. The tax equivalent yield on average investments for the quarter ended March 31, 2025 was 2.93%, up 36 basis points from 2.57% for the quarter ended December 31, 2024 and up 35 basis points from 2.58% for the quarter ended March 31, 2024. The increase in yield was due largely in part to lower yielding investments sold during the first quarter of 2025 being replaced with higher yielding securities being purchased. During the quarter ended March 31, 2025, $99.2 million in securities were sold with a weighted average yield of 1.72%. During the same quarter, $76.0 million in securities were purchased. Of the $76.0 million in securities purchased, $66.0 million were purchased as a part of the executed balance sheet repositioning with a weighted average yield of 4.72%.

Total interest expense was $10.2 million and $10.5 million for the three months ended March 31, 2025 and December 31, 2024, respectively and $9.5 million for three months ended March 31, 2024. The increase in interest expense between the quarter ended March 31, 2025 and the quarter ended March 31, 2024 was due to the growth in interest-bearing deposit accounts year over year. The average balance of interest-bearing liabilities increased $90.9 million from the quarter ended March 31, 2024 to the same period in 2025 while the average cost of interest-bearing liabilities increased only two basis points when comparing the same period. The decrease in interest expense between the quarter ended March 31, 2025 and the quarter ended December 31, 2024 was due primarily to the payoff of one Federal Home Loan Bank advance totaling $55.0 million in February 2025.

Net interest income for the quarter ended March 31, 2025 was $13.3 million reflecting a decrease of 1.2% from the quarter ended December 31, 2024 and an increase of 7.4% from the quarter ended March 31, 2024. Net interest income was $13.5 million and $12.4 million, respectively, for the quarters ended December 31, 2024 and March 31, 2024.

The net interest margin was 2.98% for the quarter ended March 31, 2025. For the quarters ended December 31, 2024 and March 31, 2024, the net interest margin was 3.03% and 3.00%, respectively. The decrease in the net interest margin from December 31, 2024 and March 31, 2024 is mainly due to the $18.8 million pool of mortgage loans sold during the first quarter of 2025 with a weighted average yield of 6.58%. In addition, $202 thousand in accrued interest income was reversed when one loan relationship totaling $12.5 million with a weighted average yield of 8.73% was placed in nonaccrual status. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%. This is a non-GAAP financial measure. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

Total noninterest income (loss) was $(8.6 million) and $8.5 million for the quarters ended March 31, 2025 and December 31, 2024 respectively. Total noninterest income was $3.5 million for the quarter ended March 31, 2024. As discussed above, the quarters ended March 31, 2025 and December 31, 2024 each included a significant transaction. Noninterest income, as adjusted to exclude the one-time effects of these significant transactions, was $3.9 million for the quarter ended March 31, 2025, which represented a decrease of $774 thousand or 16.7% from $4.6 million for the three months ended December 31, 2024. This is a non-GAAP financial measure. Please refer to the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for additional information. Noninterest income for the quarter ended March 31, 2024 was $3.5 million. The decrease in total noninterest income when comparing the first quarter of 2025 and the fourth quarter of 2024 is due to reduced small business investment company ("SBIC") income along with lower gains on sale of loans held for sale. The timing of SBIC income varies and is not received consistently each quarter. Gains on loans held for sale were lower during the first quarter of 2025 due to less sales activity in the SBA portfolio. The Company sold two SBA loans totaling $2.0 million for a gain of $125 thousand during the first quarter of 2025, as compared to the sale of six SBA loans totaling $7.4 million for a gain of $554 thousand during the fourth quarter of 2024.

Noninterest expense decreased $966 thousand, or 7.1%, to $12.6 million for the quarter ended March 31, 2025 from $13.6 million for the quarter ended December 31, 2024. Noninterest expense was $12.4 million for the quarter ended March 31, 2024, representing an increase of $212 thousand or 1.7% when comparing the quarter ended March 31, 2025 to the quarter ended March 31, 2024. A $794 thousand or 10.0% decrease in salaries and benefits expenses was noted between March 31, 2025 and December 31, 2024. This is mainly due to lower incentive accruals for the first quarter of 2025 due to thresholds for several incentive plans having not been met.

Asset Quality and Provision for Credit Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $3.0 million or 0.16% of total assets at December 31, 2024 to $16.4 million or 0.86% of total assets at March 31, 2025. Nonperforming assets were $5.0 million or 0.28% of total assets at March 31, 2024. Nonperforming assets increased as of March 31, 2025 in comparison to December 31, 2024 and March 31, 2024 mainly due to two large relationships being placed in nonaccrual status during the first quarter of 2025. These two relationships had a total balance of $13.7 million as of March 31, 2025. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Specific reserves on nonaccrual loans totaled $152 thousand, $248 thousand and zero as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively.

The Company realized $891 thousand in net charge-offs for the quarter ended March 31, 2025 compared to $486 thousand for the three months ended December 31, 2024. During the three months ended March 31, 2024, $520 thousand in net charge-offs were recognized. The majority of the charge-offs recognized during the first quarter of 2025 were related to one nonaccrual relationship being written down by $971 thousand to fair market value. The majority of the charge-offs recognized during the fourth quarter of 2024 were related to two loans in the marine portfolio and does not reflect a systemic performance issue within that portfolio.

The ratio of allowance for credit losses to total loans was 1.05% and 1.02% at March 31, 2025 and December 31, 2024, respectively. The ratio of allowance for credit losses to total loans was 1.00% at March 31, 2024. The amount of provision for credit losses on loans reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for credit losses. The Company recorded $1.1 million in provision for credit loss on loans for the quarter ended March 31, 2025. The Company recognized provision for credit losses on loans of $210 thousand and $475 thousand for the quarters ended December 31, 2024 and March 31, 2024, respectively. The provision for the quarter ended March 31, 2025 was mainly due to the larger net charge-offs during the quarter. The provision for the quarters ended December 31, 2024 and March 31, 2024 was mainly to replenish the allowance for credit losses due to net charge-offs and moderate loan growth. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects expected credit losses over the life of the loan portfolio.

Balance Sheet

Total consolidated assets of the Company at March 31, 2025 was $1.90 billion, which represented an increase of $38.3 million or 2.05% from total assets of $1.87 billion at December 31, 2024. At March 31, 2024, total consolidated assets were $1.78 billion. Total assets increased during the first quarter of 2025 due mainly to $53.5 million in net proceeds received from the Company's public offering of common shares completed during the first quarter of 2025. See the Capital and Dividends section for additional information.

Total net loans decreased $15.0 million from $1.45 billion at December 31, 2024 to $1.44 billion at March 31, 2025 driven largely by marine amortization of $6.6 million and residential mortgage decrease of $16.9 million. During the quarter ended March 31, 2025, through the normal course of business, $14.9 million in residential mortgage loans were sold on the secondary market. These loan sales resulted in net gains of $299 thousand. In addition, early during the first quarter, ahead of its public offering, the Company sold an additional pool of mortgage loans previously held for investment at par in order to bolster on-balance sheet liquidity. This pool had a total balance of $18.8 million. During the quarter ended December 31, 2024, $18.6 million in mortgage loans were sold on the secondary market. These loan sales resulted in net gains of $308 thousand.

Total deposits increased to $1.61 billion as of March 31, 2025 when compared to December 31, 2024 deposits of $1.58 billion. At March 31, 2024 total deposits were $1.47 billion. During the first quarter of 2025, total deposits increased $38.6 million. The majority of this increase was due to savings and interest bearing demand deposit balances increasing by $18.3 million and noninterest bearing demand deposits increasing $15.2 million. Year over year deposits increased $139.8 million and the majority of the growth was in time deposits. Core deposit growth for the quarter and twelve months ended March 31, 2025 and was $42.2 million and $80.7 million, respectively. Core deposits consist of checking accounts, NOW accounts, money market accounts, regular savings accounts and time deposits less than $250 thousand.

Liquidity

The objective of the Company’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000. As of March 31, 2025, the Company’s uninsured deposits were approximately $189.8 million, or 11.8% of total deposits.

The Company’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks, loans with a maturity less than one year and nonpledged securities available for sale, were $412.0 million and borrowing availability was $466.4 million as of March 31, 2025, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $688.6 million. Liquid assets have increased by $76.2 million during the first quarter mainly due to a $71.8 million increase in cash and cash equivalent balance. In addition to deposits, the Company utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the Federal Home loan Bank of Atlanta (FHLB) as well as federal funds purchased from Community Bankers Bank may be used to fund the Company’s day-to-day operations. Long-term borrowings include FHLB advances as well as subordinated debt. Total outstanding borrowings decreased to $94.5 million at March 31, 2025 from $184.8 million at March 31, 2024. Borrowings decreased $55.0 million from $149.5 million at December 31, 2024. These decreases were primarily due to the capital raise, strong deposit growth and higher levels of loan sales enabling the payoff of borrowings.

Additional sources of liquidity available to the Company include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities and the issuance of brokered certificates of deposit.

Capital and Dividends

On April 23, 2025, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on May 16, 2025, to shareholders of record on May 5, 2025. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $68.8 million at March 31, 2025 compared to March 31, 2024 and increased $57.5 million compared to December 31, 2024. During the first quarter of 2025, the Company completed a public offering. A total of 1,796,875 shares were issued with net proceeds of $53.5 million.

The Company’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of increased market interest rates since they were purchased. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest. The accumulated other comprehensive loss related to the Company’s securities available for sale decreased to $6.6 million at March 31, 2025 compared to $18.6 million at December 31, 2024. As a part of a balance sheet repositioning as discussed above, the Bank sold available for sale debt securities with an amortized cost balance of $99.2 million (fair value of $86.8 million) and a weighted average yield of 1.72% and reinvested $66.0 million into purchases of available for sale debt securities with a weighted average yield of 4.70%. The sale of debt securities resulted in a net pre-tax realized loss of $12.4 million (after-tax of $9.8 million) that was recognized in the first quarter of 2025.

As of March 31, 2025, the most recent notification from the FDIC categorized the Bank of Clarke as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at March 31, 2025, Bank of Clarke was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, Bank of Clarke must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules. The Bank of Clarke exceeded these ratios at March 31, 2025.

Explanation of Non-GAAP Financial Measures

This release contains financial information determined by methods other than in accordance with GAAP. Management believes that the supplemental Non-GAAP information provides a better comparison of period-to-period operating performance and the impact of non-recurring expenses on the Bank’s results. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s results and financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for or more important than financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS (unaudited)

	For the Three Months Ended
	1Q25	4Q24	3Q24	2Q24	1Q24
Net income (loss) (dollars in thousands)	$(6,974)	$6,186	$3,424	$3,185	$2,548
Earnings (loss) per share, basic	$(1.53)	$1.74	$0.97	$0.89	$0.72
Earnings (loss) per share, diluted	$(1.53)	$1.74	$0.97	$0.89	$0.72
Return on average total assets (annualized)	(1.48)%	1.32%	0.75%	0.72%	0.58%
Return on average total equity (annualized)	(20.75)%	21.10%	11.99%	11.76%	9.53%
Dividend payout ratio	N/M	17.82%	30.93%	33.71%	41.67%
Fee revenue as a percent of total revenue (1)	N/M	12.79%	17.11%	17.57%	18.11%
Net interest margin(2)	2.98%	3.03%	3.03%	2.92%	3.00%
Yield on average earning assets (annualized)	5.25%	5.39%	5.45%	5.22%	5.28%
Rate on average interest-bearing liabilities (annualized)	3.12%	3.18%	3.27%	3.14%	3.10%
Net interest spread	2.13%	2.21%	2.18%	2.08%	2.18%
Non-interest income (loss) to average assets	(1.82)%	1.81%	1.15%	0.97%	0.78%
Non-interest expense to average assets	2.68%	2.88%	2.81%	2.82%	2.80%
Efficiency ratio(3)	72.20%	74.58%	71.34%	77.00%	77.73%

N/M - Not meaningful

(1) Fee revenue as a percentage of total revenue is calculated by dividing the sum of wealth management fees, service charges on deposit accounts and other service charges and fees by the sum of net interest income and non-interest income.

(2) Non-GAAP financial measure - The annualized net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(3) Non-GAAP financial measure - The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio, the gain on the sale of OTC and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability. Please refer to the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for additional information.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER (unaudited)

(Dollars in thousands, except per share data)	1Q25	4Q24	3Q24	2Q24	1Q24
BALANCE SHEET RATIOS
Loans to deposits	89.99%	93.14%	95.95%	97.34%	97.63%
Average interest-earning assets to average-interest bearing liabilities	137.78%	134.93%	135.10%	136.75%	135.92%
PER SHARE DATA
Dividends	$0.31	$0.31	$0.30	$0.30	$0.30
Book value	32.81	33.52	33.20	31.24	30.28
SHARE PRICE DATA
Closing price	$32.79	$36.40	$32.40	$32.99	$29.85
Diluted earnings multiple(1)	N/M	5.23	8.35	9.27	10.36
Book value multiple(2)	1.00	1.09	0.98	1.06	0.99
COMMON STOCK DATA
Outstanding shares at end of period	5,378,653	3,549,581	3,549,581	3,556,844	3,557,229
Weighted average shares outstanding	4,572,297	3,549,581	3,552,026	3,556,935	3,557,203
Weighted average shares outstanding, diluted	4,572,297	3,549,581	3,552,026	3,556,935	3,557,203
CREDIT QUALITY
Net charge-offs (recoveries) to average loans	0.06%	0.03%	0.08%	(0.02)%	0.04%
Total non-performing loans to total loans	1.13%	0.17%	0.16%	0.20%	0.32%
Total non-performing assets to total assets	0.86%	0.16%	0.13%	0.18%	0.28%
Non-accrual loans to:
Total loans	1.11%	0.14%	0.16%	0.19%	0.29%
Total assets	0.85%	0.11%	0.12%	0.15%	0.23%
Allowance for credit losses to:
Total loans	1.05%	1.02%	1.03%	1.04%	1.00%
Non-performing assets	93.45%	506.30%	605.82%	458.72%	290.00%
Non-accrual loans	94.79%	725.24%	652.86%	555.46%	347.64%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days	$230	$382	$83	$167	$411
Non-accrual loans	16,122	2,072	2,344	2,703	4,156
Other real estate owned and repossessed assets	—	514	99	403	415
NET LOAN CHARGE-OFFS (RECOVERIES):
Loans charged off	$1,076	$585	$1,382	$172	$705
(Recoveries)	(185)	(99)	(145)	(424)	(185)
Net charge-offs (recoveries)	891	486	1,237	(252)	520
PROVISION FOR CREDIT LOSSES ON LOANS	$1,146	$210	$1,525	$315	$475
ALLOWANCE FOR CREDIT LOSSES	$15,282	$15,027	$15,303	$15,014	$14,448

N/M - Not meaningful

(1) The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2) The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 03/31/2025	* 12/31/2024	Unaudited 09/30/2024	Unaudited 06/30/2024	Unaudited 03/31/2024
Assets
Cash and due from banks	$16,527	$13,129	$15,418	$15,202	$12,887
Interest-bearing deposits with other institutions	187,018	162,595	162,187	45,977	55,393
Federal funds sold	61,401	17,435	3,586	62,476	59,353
Securities available for sale, at fair value	114,844	128,887	140,018	138,269	141,106
Loans held for sale	3,173	2,660	3,657	3,058	1,593
Loans, net of allowance for credit losses	1,436,982	1,452,022	1,468,025	1,433,920	1,424,604
Bank premises and equipment, net	14,625	14,339	18,101	18,114	17,954
Bank owned life insurance	30,894	30,621	30,361	30,103	29,843
Other assets	39,013	44,527	40,348	43,286	40,168
Total assets	$1,904,477	$1,866,215	$1,881,701	$1,790,405	$1,782,901
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$421,342	$406,180	$413,615	$415,017	$424,869
Savings and interest bearing demand deposits	697,679	679,330	655,601	647,358	666,730
Time deposits	494,770	489,646	476,720	426,209	382,343
Total deposits	$1,613,791	$1,575,156	$1,545,936	$1,488,584	$1,473,942
Federal funds purchased	—	—	244	302	347
Federal Home Loan Bank advances, short-term	25,000	—	—	—	10,000
Federal Home Loan Bank advances, long-term	40,000	120,000	170,000	145,000	145,000
Subordinated debt, net	29,529	29,512	29,495	29,478	29,461
Other liabilities	19,682	22,560	18,182	15,926	16,446
Total liabilities	$1,728,002	$1,747,228	$1,763,857	$1,679,290	$1,675,196

Commitments and contingent liabilities

Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	13,252	8,714	8,714	8,707	8,705
Surplus	63,922	14,901	14,633	14,604	14,368
Retained earnings	105,928	114,012	108,927	106,567	104,449
Accumulated other comprehensive (loss)	(6,627)	(18,640)	(14,430)	(18,763)	(19,817)
Total shareholders' equity	$176,475	$118,987	$117,844	$111,115	$107,705
Total liabilities and shareholders' equity	$1,904,477	$1,866,215	$1,881,701	$1,790,405	$1,782,901

* Derived from audited consolidated financial statements.

EAGLE FINANCIAL SERVICES, INC.

LOAN DATA (unaudited)

(dollars in thousands)

	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Mortgage real estate loans:
Construction & Secured by Farmland	$98,660	$95,200	$97,170	$81,609	$82,692
HELOCs	50,543	50,646	50,452	46,697	46,329
Residential First Lien - Investment	108,519	105,910	106,323	112,790	113,813
Residential First Lien - Owner Occupied	174,822	194,065	198,570	187,807	181,323
Residential Junior Liens	10,983	11,184	11,956	12,387	12,690
Commercial - Owner Occupied	268,990	272,236	273,249	257,675	254,744
Commercial - Non-Owner Occupied & Multifamily	374,471	367,680	357,351	352,892	344,192
Commercial and industrial loans:
BHG loans	3,248	3,566	3,810	4,284	4,740
SBA PPP loans	22	28	34	39	45
Other commercial and industrial loans	109,658	106,749	107,320	102,345	95,327
Marine loans	203,455	210,095	225,902	236,890	247,042
Triad Loans	22,528	22,894	23,616	24,579	25,335
Consumer loans	7,898	8,123	8,447	9,497	9,194
Overdrafts	208	309	215	257	1,559
Other loans	11,822	11,911	11,932	11,951	12,466
Total loans	$1,445,827	$1,460,596	$1,476,347	$1,441,699	$1,431,491
Net deferred loan costs and premiums	6,437	6,453	6,981	7,235	7,561
Allowance for credit losses	(15,282)	(15,027)	(15,303)	(15,014)	(14,448)
Net loans	$1,436,982	$1,452,022	$1,468,025	$1,433,920	$1,424,604

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (unaudited)

(dollars in thousands, except per share data)

	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Interest and Dividend Income
Interest and fees on loans	$19,971	$21,148	$21,143	$19,525	$19,963
Interest on federal funds sold	39	5	11	68	39
Interest and dividends on securities available for sale:
Taxable interest income	695	713	712	739	758
Interest income exempt from federal income taxes	3	4	4	3	5
Dividends	150	162	157	155	156
Interest on deposits in banks	2,644	1,962	1,659	1,248	982
Total interest and dividend income	$23,502	$23,994	$23,686	$21,738	$21,903
Interest Expense
Interest on deposits	$8,504	$8,496	$8,419	$7,515	$7,424
Interest on Federal Home Loan Bank advances	1,308	1,645	1,756	1,712	1,710
Interest on subordinated debt	354	354	354	355	354
Total interest expense	$10,166	$10,495	$10,529	$9,582	$9,488
Net interest income	$13,336	$13,499	$13,157	$12,156	$12,415
Provision For Credit Losses	1,233	351	1,544	181	475
Net interest income after provision for credit losses	$12,103	$13,148	$11,613	$11,975	$11,940
Noninterest Income
Wealth management fees	$1,681	$1,380	$1,515	$1,273	$1,456
Service charges on deposit accounts	492	508	518	456	454
Other service charges and fees	972	929	1,117	1,164	969
(Loss) gain on the sale and disposal of bank premises and equipment	(16)	3,874	—	(11)	—
(Loss) on the sale of AFS securities	(12,425)	—	—	—	—
Gain on sale of loans held for sale	429	861	627	492	161
Small business investment company income	20	475	496	259	127
Bank owned life insurance income	273	260	930	523	268
Other operating income	20	234	48	149	45
Total noninterest income (loss)	$(8,554)	$8,521	$5,251	$4,305	$3,480
Noninterest Expenses
Salaries and employee benefits	$7,179	$7,973	$7,548	$7,353	$7,185
Occupancy expenses	662	508	530	470	569
Equipment expenses	423	456	427	401	373
Advertising and marketing expenses	183	309	247	245	237
Stationery and supplies	42	54	35	32	24
ATM network fees	362	371	406	373	380
Loss of sale of reposessed assets	133	—	204	—	—
FDIC assessment	322	330	343	351	409
Computer software expense	282	388	226	221	233
Bank franchise tax	367	342	342	338	331
Professional fees	563	640	408	511	506
Data processing fees	550	616	679	558	565
Other operating expenses	1,521	1,568	1,495	1,657	1,565
Total noninterest expenses	$12,589	$13,555	$12,890	$12,510	$12,377
Income (loss) before income taxes	$(9,040)	$8,114	$3,974	$3,770	$3,043
Income Tax Expense (Benefit)	(2,066)	1,928	550	585	495
Net income (loss)	$(6,974)	$6,186	$3,424	$3,185	$2,548
Earnings (Loss) Per Share
Net income (loss) per common share, basic	$(1.53)	$1.74	$0.97	$0.89	$0.72
Net income (loss) per common share, diluted	$(1.53)	$1.74	$0.97	$0.89	$0.72

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates (unaudited)

(dollars in thousands)

	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$117,367	$845	2.92%	$135,391	$874	2.57%	$142,700	$914	2.58%
Tax-Exempt (1)	353	4	4.25%	497	5	4.04%	499	6	4.84%
Total Securities	$117,720	$849	2.93%	$135,888	$879	2.57%	$143,199	$920	2.58%
Loans:
Taxable	$1,442,343	$19,871	5.59%	$1,466,603	$21,047	5.71%	$1,433,871	$19,858	5.57%
Non-accrual	3,959	—	—%	2,355	—	—%	5,618	—	—%
Tax-Exempt (1)	10,130	127	5.07%	10,153	129	5.04%	10,706	133	4.99%
Total Loans	$1,456,432	$19,998	5.57%	$1,479,111	$21,176	5.70%	$1,450,195	$19,991	5.54%
Federal funds sold and interest-bearing deposits in other banks	244,780	2,683	4.45%	158,193	1,966	4.94%	77,434	1,021	5.30%
Total earning assets	$1,818,932	$23,530	5.25%	$1,773,192	$24,021	5.39%	$1,670,828	$21,932	5.28%
Allowance for credit losses	(15,228)			(15,299)			(14,536)
Total non-earning assets	102,727			110,704			102,883
Total assets	$1,906,431			$1,868,597			$1,759,175

Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$275,462	$1,463	2.15%	$267,207	$1,527	2.27%	$256,282	$1,497	2.35%
Money market accounts	274,142	1,512	2.24%	268,846	1,557	2.30%	263,755	1,413	2.15%
Savings accounts	132,905	37	0.11%	131,541	37	0.11%	138,737	41	0.12%
Time deposits:
$250,000 and more	186,048	2,115	4.61%	171,735	1,976	4.58%	143,294	1,701	4.77%
Less than $250,000	311,499	3,377	4.40%	303,617	3,399	4.45%	251,853	2,772	4.43%
Total interest-bearing deposits	$1,180,056	$8,504	2.92%	$1,142,946	$8,496	2.96%	$1,053,921	$7,424	2.83%
Federal funds purchased	8	—	n/m	5	—	n/m	11	n/m	—%
Federal Home Loan Bank advances	110,556	1,308	4.80%	141,739	1,644	4.62%	145,879	1,710	4.72%
Subordinated debt	29,517	354	4.87%	29,501	354	4.78%	29,450	354	4.84%
Total interest-bearing liabilities	$1,320,137	$10,166	3.12%	$1,314,191	$10,494	3.18%	$1,229,261	$9,488	3.10%
Noninterest-bearing liabilities:
Demand deposits	426,947			418,505			405,166
Other Liabilities	23,071			19,245			17,268
Total liabilities	$1,770,155			$1,751,941			$1,651,695
Shareholders' equity	136,276			116,656			107,480
Total liabilities and shareholders' equity	$1,906,431			$1,868,597			$1,759,175
Net interest income		$13,364			$13,527			$12,444
Net interest spread			2.13%			2.21%			2.18%
Interest expense as a percent of average earning assets			2.27%			2.35%			2.28%
Net interest margin			2.98%			3.03%			3.00%

(1) Non-GAAP financial measure - Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income (unaudited)

(dollars in thousands)

	Three Months Ended
	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
GAAP Financial Measurements:
Interest Income - Loans	$19,971	$21,148	$21,143	$19,525	$19,963
Interest Income - Securities and Other Interest-Earnings Assets	3,531	2,846	2,543	2,213	1,940
Interest Expense - Deposits	8,504	8,496	8,419	7,515	7,424
Interest Expense - Other Borrowings	1,662	1,999	2,110	2,067	2,064
Total Net Interest Income	$13,336	$13,499	$13,157	$12,156	$12,415
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$27	$27	$27	$28	$28
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	1	1	1	1	1
Total Tax Benefit on Tax-Exempt Interest Income	$28	$28	$28	$29	$29
Tax-Equivalent Net Interest Income	$13,364	$13,527	$13,185	$12,185	$12,444

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Efficiency Ratio (unaudited)

(dollars in thousands)

	Three Months Ended
	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Summary of Operating Results:
Noninterest expenses (GAAP)	$12,589	$13,555	$12,890	$12,510	$12,377
Less: Loss on sale of repossessed assets	133	—	204	—	—
Adjusted noninterest expenses (non-GAAP)	$12,456	$13,555	$12,686	$12,510	$12,377

Net interest income	13,336	13,499	13,157	12,156	12,415

Noninterest (loss) income (GAAP)	(8,554)	8,521	5,251	4,305	3,480
Less: (Loss) gain on the sale and disposal of premises and equipment	(16)	3,874	—	(11)	—
Less: (Loss) on the sale of securities	(12,425)	—	—	—	—
Less: Income from life insurance proceeds (1)	—	—	653	254	—
Adjusted noninterest income (non-GAAP)	$3,887	$4,647	$4,598	$4,062	$3,480
Tax equivalent adjustment (2)	28	28	28	29	29
Total net interest income and noninterest income, adjusted (non-GAAP)	$17,251	$18,174	$17,783	$16,247	$15,924

Efficiency ratio	72.20%	74.58%	71.34%	77.00%	77.73%

(1) Included in the consolidated statements of income (loss) under the heading bank owned life insurance income.

(2) Non-GAAP financial measure -Includes tax-equivalent adjustments on loans and securities using the federal statutory tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of GAAP to Non-GAAP Performance Highlights (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
GAAP Financial Measurements:
GAAP Net income (loss)	$(6,974)	$6,186	$3,424	$3,185	$2,548
Adjustments to net income:
Loss on sales of securities	12,425	—	—	—	—
Gain on sale of fixed assets	—	(3,874)	—	—	—
Tax effect of adjustments to net income	(2,609)	813	—	—	—
Non-GAAP Net income	$2,842	$3,125	$3,424	$3,185	$2,548

GAAP Noninterest income (loss)	$(8,554)	$8,521	$5,251	$4,305	$3,480
Adjustments to noninterest income:
Loss on sales of securities	12,425	—	—	—	—
Gain on sale of fixed assets	—	(3,874)	—	—	—
Non-GAAP Noninterest income	$3,871	$4,647	$5,251	$4,305	$3,480

Earnings per share, basic and diluted	$(1.53)	$1.74	$0.97	$0.89	$0.72
Effect of adjustments to net income	2.15	(0.86)	—	—	—
Non-GAAP Earnings per share, basic and diluted	$0.62	$0.88	$0.97	$0.89	$0.72

Annualized return on average equity	-20.75%	21.10%	11.99%	11.76%	9.53%
Effect of adjustments to net income	29.21%	-10.44%	—	—	—
Non-GAAP Annualized return on average equity	8.46%	10.66%	11.99%	11.76%	9.53%

Annualized return on average assets	-1.48%	1.32%	0.75%	0.72%	0.58%
Effect of adjustments to net income	2.07%	-0.65%	—	—	—
Non-GAAP Annualized return on average assets	0.59%	0.67%	0.75%	0.72%	0.58%